Exhibit 10.23

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

FOXX DEVELOPMENT INC.

SERIES B CONVERTIBLE PROMISSORY NOTE

US$6,000,000	September 12, 2024 (“Issuance Date”)

FOR VALUE RECEIVED, FOXX DEVELOPMENT INC., a Texas corporation, with its registered address at 700 Lavaca St., Suite 1401, Austin, TX (the “Company”), promises to pay to BR Technologies PTE. LTD., an exempt private company limited by shares incorporated in Singapore, with a registered office at 51 Normanton Park, #24-29, Normanton Park, Singapore, or its successor or permitted assigns (“Investor” or “Holder”), in lawful money of the United States of America the principal sum of US$ SIX MILLONS (US$6,000,000) (the “Principal Amount”), together with interest from the Issuance Date of this Series B Convertible Promissory Note (this “Note”) as set forth below.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1. Payments.

(a) Interest. Subject to Section 3, for the period commencing on the Issuance Date of this Note and until the Interest Payment Date, interest shall accrue on the outstanding unconverted and unpaid Principal Amount at 7.00% per annum and shall be compounded annually. “Interest Payment Date” means the first to occur of (i) the Maturity Date, and (ii) the date of any conversion of this Note and accrued and unpaid interests in full pursuant to the terms hereof.

(b) Payment Schedule. Subject to the rights of Investor in Section 3, unless otherwise converted or repaid pursuant to the terms of this Note, the full outstanding and unpaid Principal Amount shall be repaid in full by the Company on the Maturity Date. Any accrued and unpaid interest on the Note is due and payable by the Company in cash or in Conversion Shares, as applicable, on the Interest Payment Date.

(c) Prepayment. This Note may not be prepaid by the Company without prior written consent of the Investor.

(d) Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day, and interest shall accrue during such extension. Investor shall notify the Company in writing no less than five (5) Business Days prior to any scheduled or agreed payment under this Note of the details of the account of Investor to which such payment shall be made, though the failure to provide such information on a timely basis will not relieve the Company’s obligation to make such payment under this Note (to the extent such obligation remains outstanding) promptly upon receipt of such information.

2. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. The Company shall fail to pay to the Investor when due any Principal Amount, any interest payment or other cash payment required under this Note (if any), and such failure shall not have been cured within three (3) days after the due date;

(b) Breaches of Covenants. The Company shall fail to observe or perform in any material respect any of the covenants, obligations, conditions or agreements contained in Sections 4, 5, 8(a), 8(c) and 8(d) of this Note and such failure shall continue for thirty (30) days after the Company’s receipt of written notice from the Investor of such failure;

(c) Voluntary Bankruptcy or Insolvency Proceedings. The Company, or any of its Significant Subsidiaries, or any group of subsidiaries of the Company that together would constitute a Significant Subsidiary, shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or substantially all of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its creditors, (iv) be dissolved or liquidated, or (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other bankruptcy proceeding commenced against it, in the case of each of (i) through (v), other than in connection with a solvent dissolution, liquidation, reorganization or similar corporate proceedings; or

(d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or any of its Significant Subsidiaries or any group of subsidiaries that together would constitute a Significant Subsidiary or of all or substantially all of the Company’s property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company, any of its Significant Subsidiaries or any group of subsidiaries that together would constitute a Significant Subsidiary or its or their debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be stayed, dismissed or discharged within sixty (60) days of commencement.

3. Rights of Investor upon an Event of Default.

(a) Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(c) or 2(d)) and at any time thereafter during the continuance of such Event of Default, Investor may, by written notice to the Company, declare all outstanding and unconverted and unpaid Principal Amount and accrued and unpaid interest payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 2(c) or 2(d), immediately and without notice, all outstanding and unconverted and unpaid Principal Amount and accrued and unpaid interest payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.

(b) In the case of an Event of Default under Section 2(a), during the period when such Event of Default is continuing and not cured, in lieu of (and not in addition to) the interest rate described in Section 1(a), interest shall accrue at 14% per annum on any such undisputed Principal Amount or interest (or portion thereof) that remains overdue.

(c) Upon the occurrence and during the continuance of any Event of Default, Investor may also exercise any other right, power or remedy granted to it by law, either by suit in equity or by action at law, or both.

4. Conversion.

(a) Automatic Conversion. All outstanding Principal Amount on the Note and accrued and unpaid interests shall be converted automatically into the number of fully paid and non-assessable shares (the “Conversion Shares”) of the Company’s share of common stock, par value US$0.001 per share (the “Common Shares”) without any action by the Holders and whether or not the document representing such Notes are surrendered to the Company or its transfer agent, immediately prior to the Effective Time (as defined in the Business Combination Agreement) at a price of $30.00 per share (the “Conversion Price”). For the purpose of this paragraph, the least three business days prior to the Effective Time, Business Combination Agreement, as may be amended from time to time, refers to a business combination agreement dated February 18, 2024 among the Company, Acri Capital Acquisition Corporation (“ACAC”), Acri Capital Merger Sub I Inc. (“Purchaser”), and Acri Capital Merger Sub II Inc. (“Merger Sub”), pursuant to which on the Effective Time, by virtue of the Acquisition Merger (as defined in the Business Combination Agreement) and the Business Combination Agreement, and without any action on the part of ACAC, Purchaser, Merger Sub, the Company, or stockholders of the Company immediately prior to the Effective Time, each Common Share issued and outstanding immediately prior to the Effective Time will be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment Stock as set forth in the Closing Consideration Spreadsheet (as defined in the Business Combination Agreement).

(b) Conversion Procedure.

(i)	No later than three (3) business days prior to the Effective Time, the Company shall deliver a notice to the Investor with regards to the Effective Time and the expected closing date of the Business Combination (the “Conversion Notice”).

(ii)	Promptly following delivery of the Conversion Notice, (A) the Company shall update its transfer agent to record the number of Conversion Shares to which Investor shall be entitled upon such conversion, issued as fully paid to Investor and instruct the transfer agent to book the Conversion Shares in book entry, (B) at or immediately prior to the Effective Time, the Company shall cause the Conversion Shares to convert into rights to receive the applicable portion of the Closing Payment Stock as set forth in the Closing Consideration Spreadsheet.

(iii)	No fractional shares or securities shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable Conversion Price in such conversion, by the fraction of a share or such other security not issued pursuant to the previous sentence.

(c) Reservation of Shares Issuable Upon Conversion. Following the issuance until the earlier occurrence of the maturity date or the conversion date, the Company shall use its best efforts to reserve and keep available out of its authorized but unissued Common Shares solely for the purpose of effecting the conversion of this Note such number of Common Shares as shall from time to time be sufficient to effect the conversion of the Note; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of the entire outstanding Principal Amount of this Note, without limitation of such other remedies as shall be available to the holder of this Note, Company will use its reasonable best efforts to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes.

5. Discharge of Obligations. Upon the earlier of (i) the full conversion of this Note pursuant to Section 4 and (ii) the full repayment of the outstanding and unpaid Principal Amount and any then-accrued and unpaid interest under this Note in accordance with the terms of this Note, the Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, without any further action of any party, whether or not the original of this Note has been delivered to the Company for cancellation.

6. Protective Provisions.

(a) Information. The Company has delivered to Investor the documents and information set out in the Securities Purchase Agreement dated May 30, 2024 between the Company and the Investor (the “Securities Purchase Agreement”) and the documents and information set out in the Business Combination Agreement, and the Investor shall be entitled to the same information rights set out in Securities Purchase Agreement, subject to the same terms, conditions, restrictions and exceptions as set out in the Securities Purchase Agreement.

(b) Stay, Extension and Usury Laws. The Company covenants (to the extent it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Note; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Investor, but will suffer and permit the execution of every such power as though no such law had been enacted.

(c) Corporate Existence; Assumption of Obligations by Successor Company. During the term of this Note, the Company shall (i) do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, or (ii) make adequate provisions such that the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, shall expressly assume, by a duly executed amendment delivered to the Investor and reasonably satisfactory in form to the Investor, all of the obligations of the Company under this Note, and upon such assumption, such Successor Company shall succeed to and, except in the case of a lease of all or substantially all of the Company’s properties and assets, shall be substituted for the Company, with the same effect as if it had been named herein as the party of the first part. Such Successor Company thereupon may cause the Note to be signed and reissued in its own name, with such changes in phraseology and form (but not in substance) as may be appropriate. The Note as so re-issued shall in all respects have the same benefit as though it had been issued at the date of the execution hereof. In the event of any such Reorganization or election relating to a Change of Control to which the foregoing clause (ii) is applicable, upon compliance with the foregoing clause (ii) the Person named as the “Company” in the first paragraph of this Note (or any successor that shall thereafter have become such in the manner prescribed in this Section) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of this Note and from its obligations under this Note.

(d) Notice to Investor Prior to Certain Actions. In case of: (x) any action by the Company that would require an adjustment to the Conversion Price pursuant to the terms hereof; (y) a Change of Control or Reorganization; or (z) voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Note) and to the extent applicable, the Company shall send to the Investor, a notice stating the date on which a record is to be taken for the purpose of such action by the Company or, if a record is not to be taken, the date as of which the holders of Common Shares of record are to be determined for the purposes of such action by the Company no later than the earlier of (1) the date notice of such date is required to be provided under applicable law or applicable rules of any stock exchange the Common Shares are listed on at such time and (2) such date is publicly announced by the Company.

(e) Termination. The provisions of Sections 6(a), 6(b) and 6(d) shall terminate and be of no further force and effect upon the closing of the Business Combination.

7. Representations and Warranties of the Company.

The Company hereby represents and warrants to the Investor as of the Issuance Date as follows:

(a) Organization and Qualification. The Company is a company duly organized and validly existing under the laws of Texas. The Company has the requisite corporate power to carry on its business as now conducted.

(b) Capitalization. The Company has provided to Investor the fully diluted capitalization of the Company containing a list of all outstanding shareholders of the Company as of the Issuance Date and immediately following the issuance of this Note (the “Capitalization Tables”). Except as set forth in the Capitalization Tables or in the Transaction Documents, there are no outstanding preemptive rights, options, warrants, notes, conversion privileges or rights (including but not limited to rights of first refusal or similar rights), orally or in writing, to purchase or acquire any securities from the Company including, without limitation, any Common Shares, or any securities convertible into or exchangeable or exercisable for Common Shares.

(c) Authorization. All corporate action on the part of the Company, its directors and its shareholders necessary for the authorization of this Note and the delivery and performance of all obligations of the Company hereunder, including the reservation of the Common Shares issuable upon conversion of the Notes has been taken or will be taken prior to the issuance of such Conversion Shares. This Note constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, general equitable principles and federal and state securities laws. The Conversion Shares, when issued in compliance with the provisions hereof will be validly issued, fully paid and non-assessable and free of any liens or encumbrances.

(d) Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the issuance of this Note and the Conversion Shares or the consummation of any other transaction contemplated hereby have been obtained or will be effective at such time as required by applicable law.

(e) Compliance with Other Instruments. Other than authorizations, approvals, consents and waivers that have been obtained prior to the Issuance Date, the issuance of this Note and the Conversion Shares will not (i) result in any violation of or be in conflict with, or constitute, with or without the passage of time and giving of notice, a default under, any provision, instrument, judgment, decree, order or writ binding on the Company, (ii) result in the creation of any lien, charge or encumbrance upon any assets of the Company, or (iii) result in the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval required by the Company, its business or operations or any of its assets or properties, in the case of each of (i) through (iii), except as would not materially and adversely affect the rights of the Investor or the Company’s ability to perform its obligations hereunder. The issuance of this Note and the subsequent issuance of the Conversion Shares (if any) are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

(f) Compliance with Law. Each of the Company and its subsidiaries have conducted its business in accordance with applicable laws and regulations in all material respects, including (a) the U.S. Foreign Corrupt Practices Act of 1977, any rules or regulations under this law, or any other applicable anti-corruption or anti-kickback law or regulation and (b) the economic sanctions administered by the U.S. Office of Foreign Assets Control.

8. Representations and Warranties of the Investor.

The Investor hereby represents and warrants to the Company as of the Issuance Date as follows:

(a) Organization and Qualification. The Investor is a company duly organized and validly existing under the laws of its jurisdiction of incorporation. The Investor has the requisite corporate power to carry on its business as now conducted.

(b) Authorization. All corporate action on the part of the Investor, its directors and its shareholders necessary for the authorization of this Note and the delivery and performance of all obligations of the Investor hereunder has been taken. This Note constitutes a valid and binding obligation of the Investor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and general equitable principles.

(c) Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Investor in connection with the issuance, execution and performance of this Note or the consummation of any other transaction contemplated hereby have been obtained or will be effective at such time as required by applicable law.

(d) Compliance with Other Instruments. The Investors’ execution and delivery of this Note and the performance by the Investors of its obligations hereunder will not (i) result in any violation of or be in conflict with, or constitute, with or without the passage of time and giving of notice, a default under, any provision, instrument, judgment, decree, order or writ binding on the Investor or its Affiliates, (ii) result in the creation of any lien, charge or encumbrance upon any assets of the Investor or its Affiliates, or (iii) result in the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval required by the Investor, its Affiliates and their business or operations or any of their assets or properties, in the case of each of (i) through (iii), except as would not materially and adversely affect the rights of the Company or the Investor’s ability to perform its obligations hereunder.

(e) Investigation; Economic Risk. The Investor is able to fend for itself in the transactions contemplated by this Note and has the ability to bear the economic risks of its investment in this Note and the Conversion Shares.

(f) Purchase for Own Account. The Investor is, or will be, acquiring this Note and the Conversion Shares for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. By executing this Note, the Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or any third person, with respect to any such securities, assets or property.

(g) Investment Experience. The Investor has experience in evaluating and investing in transactions of securities in companies and has such knowledge and experience in financial and business matters.

9. Definitions. Except as set forth below, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Securities Purchase Agreement (as defined below).

“Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Business Day” shall mean a day (other than Saturdays, Sundays or statutory holidays) on which banks generally are open to the public for business in Taiwan and the United States of America.

“Control” shall mean, with respect to any Person, having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities or by contract, and such ability shall also be deemed to exist when any Person or “group” (as that term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended) attains a level of ownership of more than 50% of the voting securities on a fully-diluted and as-converted basis, or the economic rights and benefits, of such Person; and “Controlled” shall be construed accordingly.

“Change of Control” shall mean (i) any merger or consolidation, scheme of arrangement or other similar transaction (including, without limitation, an acquisition of the Company by way of a share acquisition), of the Company or any of its subsidiaries with or into another entity outside the Group, where such merger or consolidation, scheme of arrangement or other similar transaction (including, without limitation, an acquisition of the Company by way of a share acquisition), results in a change of Control of the Company, (ii) the sale, license or lease of all or substantially all of the Company’s and its subsidiaries’ assets in one transaction or a series of related transactions, or (iii) the sale (or exclusive license) of all or substantially all of the Company’s intellectual property, provided that, for purposes of this Note, any internal restructuring of the Group, the IPO and any restructuring in connection with the IPO (each an “Internal Restructuring”) shall not be deemed a Change of Control.

“Group” shall mean, collectively, the Company, its subsidiaries and any other Person (excluding any natural person) Controlled by the Company.

“Maturity Date” shall mean the earlier of (i)12th month anniversary of the Issuance Date and (ii) the date of the conversion of the Note and its accrued and unpaid interests in accordance with Section 4 of this Note.

“Person” shall mean any corporation, company, partnership, firm, limited liability company, other business organization, entity, government, state or agency of state or any joint venture, association, works council or employee representative body (whether or not having separate legal personality) and any individual.

“Reorganization” shall mean any capital reorganization, reclassification, recapitalization or statutory exchange of the shares of the Company in such a way that holders of Common Shares shall be entitled to receive shares, securities or assets in exchange for Common Shares (in each case other than an Internal Restructuring).

“Significant Subsidiary” shall mean any subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the United States Securities Exchange Act of 1934, as amended, as in effect on the date of this Note.

“Transaction Documents” shall mean, collectively, (i) a securities purchase agreement among the Company and Investors dated May 30, 2024 (the “Securities Purchase Agreement”), and (ii) a Series B Convertible Promissory Note dated September 12, 2024.

10. Miscellaneous.

(a) Successors and Assigns. Subject to the restrictions on transfer described in this Section 10(a), the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, permitted assigns, heirs, administrators and permitted transferees of the parties. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned or transferred, by operation of law or otherwise, in whole or in part, by the Company or Investor without the prior written consent of the other party; provided that, (i) the Investor or any of its direct or indirect permitted transferees under this Section 10(a)(i) may assign its rights and interests (together with the related obligations) in connection with a transfer of this Note in whole or in part to an Affiliate of the Investor (provided that there shall be no more than four (4) transfers pursuant to this Section 10(a)(i) in the aggregate) (each, a “Permitted Transfer”); provided, however, that (A) the Company is given a written notice at the time of each Permitted Transfer stating the name and address of the transferee and identifying the amount of the Note being transferred; and (B) any such transferee shall receive such rights and interests, subject to all the terms and conditions of this Note, including the provisions of this Section 10, and agree to abide by this Note by executing a joinder agreement substantially in the form of Exhibit A hereto, and (ii) for purposes of this Note, a Change of Control shall not be deemed to be an assignment or transfer and shall not be subject to this Section 10(a), and following such Change of Control, the rights and obligations of the Company shall be binding upon and benefit the successor of the Company or such other surviving or resulting entity of such Change of Control. Any permitted transferee of Investor shall be subject to all the terms and conditions of this Note and such transferee shall agree to abide by the terms of this Note by executing a joinder agreement substantially in the form of Exhibit A hereto. At any time that the Investor elects to transfer less than all of this Note in accordance with this Section 10, upon written notice to the Company, the Company will (x) issue a new note (consistent in all respects with this Note other than with respect to principal amount) to the transferee in the aggregate principal amount equal to such portion of this Note that the Investor requests to be transferred to the transferee and (y) will issue a new note (consistent in all respects with this Note other than with respect to principal amount) to the Investor in the aggregate principal amount equal to such portion of the Note not transferred to the transferee.

(b) Waiver and Amendment. This Note and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any provision of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), with the consent of the Company and the holders of a majority in interest of the outstanding principal amount of the Notes. Investor. No delay or omission on the part of either party hereto in exercising any right hereunder shall operate as a waiver of such right or of any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right and/or remedy in any future occasion.

(c) Confidentiality and Disclosure of Terms. Each party hereto acknowledges that the terms and conditions of this Note, the Transaction Documents, and all exhibits, schedules, restatements and amendments hereto and thereto, including their existence and any negotiations in connection with them, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below.

(i)	Permitted Disclosures. The confidentiality obligations set out in this Section 10(c) do not apply to:

(A)	information which was in the public domain or otherwise known to the relevant party before it was furnished to it by the other party or, after it was furnished to that party, entered the public domain otherwise than as a result of (i) a breach by that party of this Section 10(c), or (ii) a breach of a confidentiality obligation by that party, where the breach was known to that party;

(B)	disclosure which is necessary in order to comply with any applicable law, the order of any competent court or authority, the requirements of a stock exchange, parliamentary body, governmental agency or to obtain tax or other clearances or consents from any relevant authority or in connection with responding to any request from any tax authority; or

(C)	disclosure by either party hereto to its Affiliates, and its and their employees, financial advisers, consultants, auditors, insurers and legal or other advisers and to their respective existing and potential investors.

(ii)	Announcements.

(A)	No party shall make or authorize the making of any announcement concerning the existence or subject matter of this Note unless the other party shall have given their prior consent to such announcement (such consent not to be unreasonably withheld or delayed).

(B)	Section 10(c)(ii)(A) shall not apply to:

(1)	any information which is required to be announced pursuant to any applicable laws or any requirement of any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council); or

(2)	any information which is required to be announced pursuant to any legal process issued by any court or tribunal of competent jurisdiction.

(d) Applicable Law: Disputes. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action, any claim that it is not personally subject to the jurisdiction of any such court, that such Action is improper or is an inconvenient venue for such Action. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action to enforce any provisions of the Transaction Documents, the prevailing party in such Action shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action.

(e) WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY UNDER THIS AGREEMENT, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(f) Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be in writing and shall be conclusively deemed to have been duly given: (a) when hand delivered to a party; (b) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; (c) when sent by email at the time the email is sent (provided that a copy of the notice is sent by another method referred to in this Section 10(g) within one (1) Business Day of sending the email) or (d) three (3) Business Days after deposit with an internationally reputable delivery service provider, postage prepaid, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To the Company:	Foxx Development Inc.
15375 Barranca Parkway C-106 Irvine CA 92618
Telephone: 855-585-3699
Email: haitao.cui@foxxusa.com
Attention: Haitao Cui, Chief Executive Officer

To Investor:	BR Technologies PTE. LTD.
51 Normanton Park, #24-29, Normanton Park, Singapore

Email: baoman.xu@i-gps.net
Attention: Baoman Xu

A party may change or supplement the addresses and numbers given above, or designate additional addresses and numbers, for purposes of this Section 10(f) by giving the other parties written notice of the new address or number (as relevant) in the manner set forth above.

(g) Payment. Unless converted pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(h) Expenses. All costs and expenses incurred in connection with this Note shall be paid by the party incurring such cost or expense.

(i) Counterparts. This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has executed and delivered this Note the date and year first above written.

THE COMPANY:

FOXX DEVELOPMENT INC., a Texas corporation

By:	/s/ Haitao Cui
Name:	Haitao Cui
Title:	Chief Executive Officer

EXHIBIT A TO NOTES
JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Convertible Promissory Note dated September 12, 2024 (as may be amended, restated or otherwise modified form time to time, the “Note”), by and between Foxx Development Inc., a Texas corporation (the “Company”), and BR Technologies PTE. LTD. (“Investor”), and in consideration of the Note purchased by the Transferee and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Note. By the execution of this Joinder Agreement, the Transferee agrees as follows:

1. Acknowledgment. Transferee acknowledges that Transferee is acquiring _____ in Principal Amount of the Note and the rights, interests and obligations thereunder from_______________ (the “Transferor”), subject to the terms and conditions of the Note (the “Transfer”).

2. Agreement. Immediately upon the Transfer, Transferee (i) agrees that the Transferee shall be bound by and subject to the terms of the Note applicable to the Transferor, including those set forth in the Lock-Up Agreement, if applicable and in such case, to provide the Company with a copy of the Lock-Up Agreement signed by the Transferee at the time of such transfer, and (ii) hereby adopts the Note and shall have all of the rights and obligations of the “Investor” thereunder with the same force and effect as if Transferee were originally a party thereunder in the capacity of the Investor and agrees to duly and punctually perform and discharge all liabilities and obligations whatsoever from time to time to be performed or discharged by Transferee under or by virtue of the Note in all respects as if named as a party therein. The Transferee hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Note.

3. Notice. Any notice required or permitted by the Note shall be given to Transferee at the address listed beside Transferee’s signature below.

4. Joinder Agreement to be Construed in Conjunction with Agreement. This Joinder Agreement shall hereafter be read and construed in conjunction and as one document with the Note and references in the Note to “the Note” or “this Note”, and references in all other instruments and documents executed thereunder or pursuant to the Note, shall for all purposes refer to the Note incorporating and as supplemented by this Joinder Agreement. Except to the extent that it is expressly amended by this Joinder Agreement, the Note and all other documents or instruments executed pursuant to, or in connection with, the Note shall remain in full force and effect.

5. Governing Law. This Joinder Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without reference to its conflict of laws principles.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Signature:

Date:

CONVERSION NOTICE

Dear Holder,

We refer to the Convertible Promissory Note (the “Note”) dated September 12, 2024 issued by the Foxx Development Inc. (the “Company”) to you.

The Company has entered into a Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”) with Acri Capital Acquisition Corporation (“ACAC”), Acri Capital Merger Sub I Inc. (“Purchaser”), and Acri Capital Merger Sub II Inc. (“Merger Sub”). Pursuant to the Business Combination Agreement, on the Effective Time (as defined in the Business Combination Agreement), by virtue of the Acquisition Merger (as defined in the Business Combination Agreement) and the Business Combination Agreement, and without any action on the part of ACAC, Purchaser, Merger Sub, the Company, or stockholders of the Company immediately prior to the Effective Time, each share of common stock of the Company, par value US$0.001 per share (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment Stock as set forth in the Closing Consideration Spreadsheet (as defined in the Business Combination Agreement). “Closing Payment Stock” means 5,000,000 shares of common stock of the Purchaser, par value $0.0001 each (“Purchaser Common Stock”), which are equal or equivalent in value to the sum of $50,000,000 divided by $10.00 per share, among which, 500,000 shares in aggregate will be deposited to a segregated escrow account and to be released if and only if, prior to or upon one-year anniversary of the Business Combination Agreement, the U.S. Congress has approved the affordable connectivity program of no less than $4 billion; or otherwise be cancelled and forfeited without consideration. Upon and following the consummation of the Business Combination, Purchaser Common Stock will be traded publicly on the Nasdaq Stock Market. The closing of the Business Combination would have the same effect on the Note as if the Company had completed an IPO (as defined in the Note).

Pursuant to Section 1 of the Note, interest shall accrue on the outstanding unconverted and unpaid principal amount at 7.00% per annum and shall be compounded annually (collectively, the “Accrued Interest”). As of September 26, 2024, the Effective Time, the principal and Accrued Interest under the Note will be $6,026,466, collectively.

We hereby give you the Conversion Notice pursuant to Section 4 of the Note that the principal and Accrued Interest will be automatically converted into 200,882 shares of the Company Common Stock, at a price of $30.00 per share immediately prior to the Effective Time (the “Conversion”).

Upon the Conversion, we will issue 200,882 shares of Company Common Stock which will be counted into the issued and outstanding shares of the Company Common Stock at the Effective Time, which would be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment Stock as set forth in the Closing Consideration Spreadsheet pursuant to the Business Combination Agreement.

Please kindly deliver the original form of the Note (or an affidavit of loss mutilation or destruction, together with an undertaking to provide customary indemnification to the Company in respect thereof) to:

Foxx Development Inc.

6689 Peachtree Industrial Blvd. STE. B

Peachtree Corners, GA 30092

Telephone: 855-585-3699

Email: billjiang@foxxusa.com

Attention: Tianliang Jiang

Yours faithfully,

Foxx Development Inc.

/s/ Haitao Cui
Name:	Haitao Cui
Title:	Chief Executive Officer
Date:	September 25, 2024

Conversion Authorization and Confirmation

To the Company,

As the Holder, I authorize, consent and agree that the Company shall automatically convert the Note pursuant to the Conversion Notice issued by the Company on September 12, 2024 without any further action taken by me.

Yours faithfully,

BR Technologies PTE. LTD.

/s/ Baoman Xu
Name:	Baoman Xu
Title:	Chief Executive Officer